Exhibit 4.8

Warning: as a guarantor of the credit facilities you will have to pay off the credit facilities, the interest and all associated charges if the Borrower does not. Before you sign this guarantee you should get independent legal advice.

If you give security (collateral) to the Bank to support this guarantee:

•	While the guarantee remains in force you may not dispose of property held by the Bank as security without the Bank’s consent.

•	If the Bank demands payment under the guarantee and you do not pay in full immediately, the Bank may dispose of the property held as security towards payment of your liability.

To:	The Member or Members of the Allied Irish Banks Group named in the first part of the Schedule hereto (hereinafter called “the Bank” which term shall, where the context so admits or requires, include all or any of them)

In consideration of the Bank making or continuing advances or giving credit or otherwise affording banking facilities (including leasing facilities) or granting time for as long as and to the extent that the Bank may think fit to the party or parties named in the second part of the Schedule hereto (hereinafter together called “the Borrower”)

We, the Company or Companies named in the third part of the Schedule hereto (hereinafter called “the Guarantor”) hereby irrevocably guarantee payment to the Bank on demand of all moneys due by and liabilities of the Borrower to the Bank whether present or future actual or contingent and whether incurred solely severally or jointly and whether as principal or surety and whether alone or jointly with any other corporation or corporations person or persons or from or by any firm in which the Borrower may be a partner under whatever name and style including without prejudice to the generality of the foregoing:-

(a)	all sums due on account of moneys advanced or paid on any current or other account or in any manner and in any place wherever;

(b)	all sums due on foot of bills, notes, drafts, negotiable instruments, letters of credit, circular notes, guarantees, bonds, indemnities, interest rates swaps and other derivatives transactions, foreign exchange contracts or other transactions drawn, made, accepted, advised, endorsed, done, paid, entered into, discounted or given by the Bank with, for or for the benefit or accommodation of the Borrower (either alone or in conjunction as aforesaid) and all sums of money which the Borrower or the Bank may from time to time become liable to pay on foot of, or under any master agreement in relation to, any such bills, notes, drafts, letters of credit, circular notes, guarantees, bonds, indemnities, interest rate swaps and other derivatives transactions, foreign exchange contracts or other transactions as aforesaid;

(c)	in the case of the death, bankruptcy, dissolution, insolvency, receivership or liquidation of the Borrower all sums which would at any time have been owing to the Bank by the Borrower if such death, bankruptcy, dissolution, insolvency, receivership or liquidation had commenced at the time when the Bank received actual notice thereof and notwithstanding such death, bankruptcy, dissolution, insolvency, receivership or liquidation;

(d)	all moneys unpaid in respect of debentures or debenture stock of the Borrower held by or on behalf of the Bank;

(e)	in the event of the discontinuance by any means of this Guarantee and Indemnity all cheques, drafts, bills, notes, bonds, guarantees and negotiable instruments drawn by or for the account of the Borrower on the Bank or its agents and purporting to be dated on or before the date when such discontinuance becomes known to the Bank or its agents although presented to or paid by the Bank or such agents after that date and all liabilities of the Borrower to the Bank on such date whether certain or contingent and whether payable forthwith or at some future time or times and also all credits then established by the Bank for the Borrower;

(f)	interest on all such moneys due by and liabilities of the Borrower to the date of payment, at such rates as may be charged from time to time by the Bank, together with interest at the rates aforesaid on any unpaid interest and together with usual commission, banking charges and legal and other costs, charges and expenses (on a full indemnity basis) occasioned to the Bank by or incidental to this Guarantee and Indemnity including all expenses of enforcing or obtaining or endeavouring to enforce or obtain payment of all or any such monies as aforesaid;

AND IT IS HEREBY AGREED AND DECLARED as follows:-

1.	(a)

Any amount demanded under this Guarantee and Indemnity and for the time being unpaid shall bear interest (after as well as before judgement) from the date of that demand until receipt of that amount in full by the Bank in accordance with the following provisions:-

i)	to the extent that interest is payable by the Borrower on the liabilities in respect of which that demand has been made, the interest after that demand shall be at the same rates and payable on the same dates as interest is payable thereon by the Borrower; and

ii)	to the extent that interest is not so payable by the Borrower, then the interest after that demand shall be payable at the end of successive periods of 3 months beginning on the date of demand and the rate for each such period shall be the sum of 2 per cent per annum over the rate (as conclusively determined by the Bank) at which three month deposits in the currency and amount so demanded are offered to the Bank in the European or London Inter Bank Market as the case may be at or about 11 a.m. on the first day of the relevant period. If any such 3 month period would otherwise begin or end on a day on which a rate is not available, it shall instead begin or end (as the case may be) on the first business day thereafter.

(b)	In the event of interest not being paid in accordance with paragraph (a) hereof, then, without prejudice to any other right of the Bank, from the date on which such interest was due for payment, such unpaid interest shall itself bear interest in accordance with the foregoing provisions of paragraph (a) hereof.

2.	In the case of a contingent liability a demand may be made under this Guarantee and Indemnity by the Bank at any time (notwithstanding that the Bank has not at the time of such demand been called upon to make payment on behalf of or in respect of the Borrower) for an amount not exceeding the maximum possible amount (as determined by the Bank) of that liability but the Bank shall refund any excess promptly after that contingent liability has crystallised or ceased to exist.

3.	In the event that payment by the Guarantor hereunder in respect of interest payable by the Borrower (whether pursuant to paragraph (f) above or Clause l) would or might attract a liability to tax in the hands of the Bank, even though such interest, if paid by the Borrower, would have been tax free, then, the obligations of the Guarantor in respect of such interest shall be to pay the amount thereof together with such additional amount as the Bank shall certify to be necessary to compensate for any taxation payable or chargeable on such interest by or against the Bank and all references to interest in this Guarantee and Indemnity shall be construed accordingly.

4.	The Bank may at its sole discretion from time to time with or without the assent or knowledge of the Guarantor without in any case affecting this Guarantee and Indemnity or the liability of the Guarantor hereunder or being accountable for any loss occasioned thereby do any of the following things, that is to say:-

(a)	determine, increase or vary any credit accommodation facility or accounts of the Borrower;

(b)	deal with, accept, release, exchange, renew, vary, permit to lapse, abstain from perfecting or determine or discontinue or otherwise affect or relinquish the liability of any person or Company under all or any other guarantees or securities (whether primary or collateral) which the Bank may now or at any time hold from, for or on account of the Borrower or other company or person liable with the Borrower;

(c)	grant time or other indulgence to or compound or make any other arrangements with the Borrower or with any person or Company liable on any account, bill, note or other security or guarantee held by the Bank;

(d)	vote for or against any composition offered or made by the Borrower or any of the said person or company in any winding up, bankruptcy or arrangement matter whether outside or under the control of the Court, and value or give up therein any security;

(e)	in the case of credits or facilities provided for two or more purposes of a different character vary the proportions of the respective credits allocated or applied for different purposes;

(f)	subsequently obtain other persons or companies to enter into a guarantee and indemnity in the terms hereof or on such other terms as the Bank shall see fit;

(g)	renew any bills, notes or other securities, whether negotiable or not;

(h)	neglect or forbear to enforce repayment of any sums due by the Borrower to the Bank and (without prejudice to the generality of the foregoing) grant any indulgence or forbearance to or fail to assert or delay in asserting any right or remedy against the Borrower or any other person or company liable (whether contingently or otherwise) in respect of such sums as aforesaid or fail or delay in pursuing any right or remedies against the Borrower or such other person or company as aforesaid;

(i)	amend add to or vary the terms of any agreement existing between the Borrower and the Bank from time to time;

5.	This Guarantee and Indemnity shall be a continuing security and shall remain in force until determined by three months written notice actually received by the Bank from the Guarantor but such determination shall not affect the Guarantor’s liability in respect of the Borrower’s liabilities to the Bank at the date when the determination takes effect (including any new or additional liability incurred by the Borrower after receipt of the notice by the Bank but prior to its expiration).

6.	This Guarantee and Indemnity shall apply to and secure any ultimate balance owing by the Borrower to the Bank and until this Guarantee and Indemnity has been determined and such balance has been paid in full (a) the Guarantor shall not be entitled to share in any security held or money received by the Bank on account of that balance or to stand in the place of the Bank in respect of any such security or money and (b) the Guarantor shall not take any step to enforce any right or claim against the Borrower in respect of any amount paid by the Guarantor to the Bank hereunder or have or exercise any rights as surety in competition with the Bank.

7.	The Guarantor hereby warrants that the Guarantor has not and hereby covenants that it will not in respect of any sums hereby secured take from the Borrower either directly or indirectly without the prior written consent of the Bank, any promissory note, bill of exchange, mortgage, charge or other counter-security whether merely personal or involving a charge on any property whatsoever of the Borrower whereby the Guarantor or any person claiming through it by endorsement, assignment or otherwise would or might on the liquidation, dissolution or bankruptcy of the Borrower and to the prejudice of the Bank increase the proofs in such liquidation, dissolution or bankruptcy or diminish the assets distributable among the creditors of the Borrower. As regards any such counter-security as aforesaid which the Guarantor may have taken or may take with such consent as aforesaid, such counter-security shall be held on trust for the Bank and shall be a security to the Bank for the fulfilment of the obligations of the Guarantor hereunder and shall be forthwith deposited by the Guarantor with the Bank for that purpose and the Guarantor shall account to the Bank for all moneys at any time received by the Guarantor in respect thereof.

8.	In addition to any other lien, right of set-off or other right to which the Bank may at any time be entitled (whether by agreement, operation of law or otherwise) (a) the Bank shall in respect of the Guarantor’s liability hereunder have a lien on all securities documents or other property of the Guarantor at any time held by the Bank whether for safe custody, collection or otherwise; and (b) the Bank may at any time (both before and after any demand hereunder and without prior notice) set off any liability of the Borrower to the Bank (whether or not then due and payable) against any credit balance in any account(s) of the Guarantor with any office of the Bank (whether current or otherwise or subject to notice or not) and (c) may retain the whole or any part of such credit balance to meet the liability of the Guarantor to the Bank.

9.	If this Guarantee and Indemnity is determined or a demand is made by the Bank hereunder or in the event of this Guarantee and Indemnity ceasing from any cause whatsoever to be binding as a continuing security on the Guarantor or its successors, the Bank shall be at liberty without thereby affecting its rights hereunder to open a fresh account or accounts and to continue any then existing account or accounts with the Borrower and no moneys paid into any such account or accounts by or on behalf of the Borrower and subsequently drawn out shall on settlement of any claim in respect of this Guarantee and Indemnity be appropriated or applicable in or towards or have the effect of payment of any part of the moneys due from the Borrower at the time of this Guarantee and Indemnity ceasing to be so binding unless the person or company paying in such monies shall at the time of such payment in writing direct the Bank specially so to appropriate the same.

10.	This Guarantee and Indemnity shall be construed and take effect as a guarantee and indemnity of and in respect of the whole and every part of the principal moneys and other moneys hereby secured and accordingly the Guarantor shall not be entitled as against the Bank to any right of proof in the liquidation, insolvency or bankruptcy of the Borrower or other right of a surety discharging his liability in respect of the principal debt unless and until the whole of the principal moneys and other moneys hereby secured shall have first been completely discharged and satisfied AND further for the purpose of enabling the Bank to sue the Borrower or prove against its estate for the whole of the moneys secured as aforesaid or to preserve intact the liability of any other party the Bank may at any time place and keep for such time as it may think prudent any money received, recovered or realised on foot of this Guarantee and Indemnity to and at a separate or suspense account to the credit either of the Guarantor or such other person or persons or transactions (if any) as the Bank shall think fit without any intermediate obligation on the part of the Bank to apply the same or any part thereof in or towards discharge of the moneys hereby secured or any intermediate right on the part of the Guarantor to sue the Borrower or prove against his estate in the bankruptcy, insolvency or liquidation of the Borrower in competition with or so as to diminish any dividend or other advantage that would or might come to the Bank or to treat the liability of the Guarantor as diminished.

11.	(a)	This Guarantee and Indemnity shall not be discharged nor shall the Guarantor’s liability be affected by reason of :-

(i)	the death or other disability or any change in the constitution of the Borrower or any failure of or irregularity defect or informality in any security given by or on behalf of the Borrower or any other person or company in respect of all or any of the liabilities hereby guaranteed nor by any legal limitation, disability, incapacity or want of any borrowing powers of or by the Borrower or want of authority of any director, manager, official or other person appearing to be acting for the Borrower in any matter in respect of those liabilities.

(ii)	any reduction occurring in or other arrangement being made relating to the Borrower’s liabilities to the Bank as a result of any arrangement or composition, made pursuant to any of the provisions of the Companies (Amendment) Act, 1990.

(b)	The liability of the Guarantor hereunder shall be as a sole or primary obligor and not merely as surety and shall not be impaired or discharged by reason of any matter act or omission whereby the liability of such Guarantor would not have been discharged if it had been a principal Borrower and the Guarantor hereby waives all and any of its rights as surety which may at any time be inconsistent with any of the provisions of these presents.

12.	In addition to the guarantee contained herein and separate therefrom the Guarantor hereby irrevocably agrees to keep the Bank fully and effectively indemnified from and against all costs, claims, charges, damages, expenses and losses whatsoever arising out of or in connection with any transactions entered into by the Bank with the Borrower as hereinbefore specified or as a result of any disability, incapacity, irregularity, defect or informality specified in Clause 11(a).

13.	(a)

This Guarantee and Indemnity shall not be discharged nor shall the Guarantor’s liability be affected by any amalgamation or merger of the Bank with any other company or any reconstruction of the Bank. Accordingly this Guarantee and Indemnity shall remain in full force and effect in favour of any company succeeding to the Bank’s rights as a result of any such amalgamation, merger or reconstruction.

(b)	In the case where the Borrower is a partnership or firm this Guarantee and Indemnity shall apply to all moneys borrowed and liabilities incurred whether actual or contingent in the partnership’s or firm’s name until receipt by the Bank of actual notice of the dissolution or reconstitution of the partnership or firm. If, however, the dissolution or reconstitution be by reason only of the retirement or death of a partner or the introduction of a new partner or partners this Guarantee and Indemnity shall continue and apply to all moneys and liabilities incurred by or due to the Bank from the new partnership or firm thereby constituted as though there had been no change in the partnership or firm as previously constituted.

(c)	If the Guarantor or the Borrower is a company this Guarantee and Indemnity shall continue to be binding and effective as a continuing security notwithstanding the liquidation, absorption, amalgamation or reconstruction of the Borrower or the Guarantor.

14.	No assurance security or payment given or made by the Borrower which may be avoided under enactments relating to bankruptcy or under Sections 286 and 288 of the Companies Act 1963, as amended by Sections 135 and 136 respectively of the Companies Act, 1990 or equivalent or analogous legislation in any other jurisdiction or any statutory modification or re-enactment thereof and no release settlement or discharge, which may have been given or made on the faith of any such assurance, security or payment shall prejudice or affect the Bank’s right to recover from the Guarantor to the full extent of this Guarantee and Indemnity or the Bank’s right to exercise the rights under Clause 8 (b) and (c) hereof.

15.	The liquidation, insolvency or dissolution of the Borrower shall not affect or determine the Guarantor’s liability hereunder but such liability shall continue in full force and effect until the Bank shall have been repaid all moneys due to the Bank from the Borrower immediately before the liquidation, insolvency or dissolution of the Borrower together with interest thereon.

16.	The Bank shall be at liberty but not bound to resort for its own benefit to any other means of payment at any time and in any order it thinks fit without thereby diminishing the Guarantor’s liability hereunder and the Bank may put this Guarantee and Indemnity in force either for the payment of the ultimate balance (together with interest thereon) after resorting to other means of payment or for the balance due at any time notwithstanding that other means of payment have not been resorted to and in the latter case without entitling the Guarantor to any benefit from such other means of payment so long as any moneys remain due to the Bank from the Borrower.

17.	Any indebtedness of the Borrower now or hereafter held by the Guarantor is hereby subordinated to the indebtedness of the Borrower to the Bank and such indebtedness of the Borrower to the Guarantor if and only if the Bank so require shall be collected enforced and received by the Guarantor as trustee for the Bank and be paid over to the Bank on account of the indebtedness of the Borrower to the Bank but without reducing or affecting in any manner the Guarantor’s liability under the provisions of this Guarantee and Indemnity.

18.	(a)

The moneys hereby guaranteed shall be due and payable to the Bank in the currency in which the moneys due to the Bank by the Borrower are denominated (“the denominated currency”), but without prejudice to this, if a payment is made by the Guarantor in a currency other than the denominated currency (“the different currency”) then, the Guarantor’s obligations to the Bank will only be satisfied to the extent that the Bank may in accordance with normal banking procedures, on the business day following receipt of the different currency purchase in the appropriate Foreign Exchange Market, the denominated currency and if at the date of such purchase, the denominated currency so purchased falls short of the amount originally due to the Bank in the denominated currency, the Guarantor agrees as a separate obligation, to indemnify the Bank against any such shortfall.

(b)	In the event that the amount of the denominated currency is or has been calculated by reference to another currency (“the base currency”) the Guarantor’s obligation hereunder is to repay the full amount outstanding in the denominated currency even if due to fluctuations in the appropriate Foreign Exchange Market the amount of the denominated currency if reconverted at the date of demand hereunder in to the base currency would exceed the monetary limit in respect of principal hereby guaranteed.

(c)	Any amounts which the Bank recovers under any judgement of any Court against the Guarantor in respect of the Guarantor’s liabilities hereunder shall as soon as is reasonably practicable be converted by the Bank (if necessary) into the currency or currencies of denomination of those liabilities for which such judgement was obtained. Should the proceeds of any such conversion produce amounts less than the amounts of those liabilities but the judgement has been wholly satisfied, then as a separate obligation (which shall not merge in the judgement) the Guarantor shall be liable to the Bank for the amount of any such deficiency. If the proceeds of any such conversion produce amounts in excess of the respective amounts of those liabilities then, notwithstanding any judgement as aforesaid, the Bank shall hold such excess to the Guarantor’s order.

(d)	This Guarantee and Indemnity and the Bank’s rights under it shall not be affected or prejudiced by the Bank permitting the Borrower to convert and/or reconvert any facility denominated in one currency into another currency or currencies.

19.	All sums payable by the Guarantor hereunder shall be paid in full without any deductions, set off, counterclaim or withholding whatsoever and without any deduction for or on account of any present or future taxes, levies, imposts, duties, deductions or withholding or other charges of whatever nature imposed, levied, collected, withheld or assessed unless the Guarantor is compelled by law so to do. If the Guarantor shall be so compelled then the Guarantor shall ensure that such deduction or withholding will not exceed the minimum legal liability therefor and shall forthwith pay to the Bank such additional amounts as may be necessary in respect of its obligations hereunder in order that the net amounts received by the Bank after such taxes, levies, imposts, duties, deductions, withholdings or other charges shall equal the amounts due hereunder.

20.	A certificate in writing signed by any officer of the Bank as to any rate of interest applicable hereunder and the amount of the liabilities of the Borrower to the Bank or the total amount recoverable under this Guarantee and Indemnity shall be conclusive evidence for all purposes against the Guarantor, except in case of manifest error.

21.	The liability of any Guarantor hereunder shall not be affected by any failure by the Bank to take any security or by any invalidity of any security taken or by any existing or future agreement by the Bank as to the application of any advances made or to be made to the Borrower nor by the fact that this Guarantee and Indemnity is or may not be binding on any other Guarantor hereunder for any reason whatever.

22.	This Guarantee and Indemnity shall be additional to any other guarantee or security at any time held from the Guarantor or any other person or company in respect of all or any of the liabilities hereby guaranteed.

23.	Without prejudice to any other provision hereof the Bank shall be at liberty from time to time to enter, without the consent of the other or others of the Guarantors, into any arrangement with any one or more of the Guarantors for the discharge of its or their liability hereunder on any terms that the Bank may think fit, and any such discharge of the one or more of the Guarantors shall leave the liability of the other or others of the Guarantors unaffected and as effective as if such other as sole Guarantor or such others as joint and several Guarantors had alone signed this document.

24.	If at any time any one or more of the provisions of this Guarantee and Indemnity is or becomes invalid, illegal or unenforceable in any jurisdiction in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

25.	No delay by the Bank in exercising or the omission by the Bank to exercise any right, power or privilege shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or otherwise.

26.	(a)

The legal costs and expenses of the Bank of and incidental to the negotiations leading to and the preparation and execution of this Guarantee and Indemnity as between Solicitor and client shall be paid by the Guarantor to the Bank on demand.

(b)	The Guarantor shall pay to the Bank on demand all legal and other costs charges and expenses from time to time incurred by the Bank in any way in connection with this Guarantee and Indemnity or the enforcement or discharge thereof.

(c)	All stamp and other duties payable on or in respect of these presents shall be payable by the Guarantor to the Bank on demand.

27.	Where there is more than one person or company comprised in the term “Borrower” references to the Borrower shall where the context admits take effect as references to such persons or companies or any of them and where the Borrower is a firm shall include the person(s) from time to time constituting the firm whether or not under the same style or firm name.

28.	If the Borrower be a committee or association or other unincorporated body which has no legal existence or which is under no legal liability to discharge obligations undertaken or purported to be undertaken by it or on its behalf this Guarantee and Indemnity shall be valid and binding upon the Guarantor notwithstanding that fact and as though the Guarantor was the principal Borrower or if there be more than one Guarantor as though the Guarantors were joint and several principal Borrowers.

29.	(a)

The expression “the Guarantor” when used herein shall mean, (where there is more than one Guarantor), all or any of such Guarantors and in this Guarantee and Indemnity the singular shall include the plural and vice versa, and the masculine shall include the feminine and neuter and vice versa.

(b)	Where this Guarantee and Indemnity is executed by more than one company the agreements and obligations on the part of the Guarantor herein contained shall take effect as joint and several agreements and obligations and all references to the Guarantor shall take effect as references to the said companies or any of them and none of them shall be released from liability hereunder by reason of this Guarantee and Indemnity not being or ceasing to be binding as a continuing security on any other or others of them. This Guarantee and Indemnity shall be binding on the company or companies who has/have executed it notwithstanding the failure or refusal of any other company or companies to execute this Guarantee and Indemnity.

(c)	Any reference in this Guarantee and Indemnity to Facility Letter, Agreement, Offer Letter, Finance Document or any other document whatsoever is a reference to such document as same may have been amended, supplemented, renewed, extended or replaced from time to time.

30.	The amount hereby guaranteed shall be due and payable to the Bank on demand made in writing by an officer of or solicitor for the Bank and if sent by post may be addressed to the Guarantor at its registered office as herein written or at its address last known to the Bank and shall be effectual notwithstanding any change in address and shall be considered as duly made when sent (if by telex) or when delivered (if hand delivered) or on the next business day after posting (if posted) whether or not returned undelivered.

31.	The Bank shall be entitled to assign the benefit of this Guarantee and Indemnity and all rights conferred upon the Bank hereby as and when it sees fit with or without notice to the Guarantor and this Guarantee and Indemnity may be enforced by any assignee and proceeded on in the same manner to all intents and purposes as if such assignee had been named herein instead of the Bank.

32.	This Guarantee and Indemnity may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one in the same instrument.

33.	This Guarantee and Indemnity shall be governed and construed in accordance with the Laws of the Republic of Ireland. In the event that the Guarantor is not resident in Ireland, the Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the High Court in the Republic of Ireland and hereby appoints the Borrower to be its attorney for the purposes of accepting on its behalf any summons, notice, order, judgement, demand or other legal document in respect of these presents or any matter arising thereout and any such service on such attorney shall be deemed to be a good service on the Guarantor.

IN WITNESS whereof the parties have executed this Guarantee and Indemnity as a deed and delivered same on the date first written below.

SCHEDULE

First Part

Name of Bank

ALLIED IRISH BANKS, p.l.c. of Bankcentre, Ballsbridge, Dublin 4, Ireland

Second Part

Name(s) and Address(es) of Borrower(s)

1.	Trinity Biotech PLC (Company Number 183476) of IDA Business Park, Bray, Co Wicklow.

2.	Trinity Biotech Manufacturing Limited (Company Number 239206) of IDA Business Park, Bray, Co Wicklow.

3.	Trinity Biotech Financial Services Limited (Company Number 421486) of IDA Business Park, Bray, Co Wicklow.

Third Part

Name(s) and Registered Office(s) of Guarantor(s)

1.	Trinity Biotech PLC (Company Number 183476) of IDA Business Park, Bray, Co Wicklow.

2.	Trinity Biotech Manufacturing Limited (Company Number 239206) of IDA Business Park, Bray, Co Wicklow.

3.	Trinity Biotech Financial Services Limited (Company Number 421486) of IDA Business Park, Bray, Co Wicklow.

4.	Benen Trading Limited (Company Number 276238) of IDA Business Park, Bray, Co Wicklow.

5.	Immco Diagnostics Inc. of 2711 Centreville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808, United States of America.

6.	Trinity Biotech Inc of Corporation trust Centre, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19808, United States of America.

7.	Clarke Laboratories Inc of 80 State Street, Albany, New York, United States of America.

8.	Mardx Diagnostics Inc of 5919 Farnsworth Court, Carlsbad, CA 92008.

9.	Primus Corporation of 221, Bolivar Street, Jefferson City, MO 65101.

DATED THIS SIXTH DAY OF FEBRUARY 2015

Present when the Common Seal of
TRINITY BIOTECH PLC was affixed to this Deed and this Deed was delivered:

/s/ Ronan O’Caoimh
Director

/s/ Kevin Tansley
Director/Secretary

Present when the Common Seal of
TRINITY BIOTECH MANUFACTURING LIMITED was affixed to this Deed and this Deed was delivered:

/s/ Jim Walsh
Director

/s/ Kevin Tansley
Director/Secretary

Present when the Common Seal of
TRINITY BIOTECH FINANCIAL SERVICES LIMITED was affixed to this Deed and this Deed was delivered:

/s/ Ronan O’Caoimh
Director

/s/ Kevin Tansley
Director/Secretary

Present when the Common Seal of
BENEN TRADING LIMITED
was affixed to this Deed and this Deed was delivered:

/s/ Ronan O’Caoimh
Director

/s/ Kevin Tansley
Director/Secretary

By:	/s/ Kevin Tansley
Authorized officer or director
on behalf of IMMCO DIAGNOSTICS INC.

By:	/s/ Kevin Tansley
Authorized officer or director
on behalf of TRINITY BIOTECH INC

By:	/s/ Kevin Tansley
Authorized officer or director
on behalf of CLARKE LABORATORIES INC

By:	/s/ Kevin Tansley
Authorized officer or director
on behalf of MARDX DIAGNOSTICS INC

By:	/s/ Kevin Tansley
Authorized officer or director
on behalf of PRIMUS CORPORATION